Exhibit 99.1

PRESS RELEASE
5/1/24
Carlisle Companies Completes Purchase of MTL Holdings
SCOTTSDALE, ARIZONA, May 1, 2024 - Carlisle Companies Incorporated (NYSE: CSL) today announced that it has completed the previously announced purchase of MTL Holdings from GreyLion Partners, a leading U.S. private equity firm, for $410 million in cash.
MTL is widely recognized as a best-in-class provider of high-performance, prefabricated perimeter edge metal systems and non-insulated architectural metal wall systems for commercial, institutional, and industrial buildings. Its premium portfolio is comprised of a well-balanced assortment of complementary prefabricated edge metal products under the flagship brands of Metal-Era and Hickman. MTL’s portfolio also includes non-insulated aluminum composite material (ACM) architectural wall panels under the Citadel brand.
The acquisition of MTL Holdings is consistent with Carlisle's Vision 2030 strategy and the strategic pivot to a pure-play building products company with a continued emphasis on synergistic M&A, increased investment in innovation, attracting and retaining top talent, and delivering on its sustainability commitments.
About Carlisle Companies Incorporated
Carlisle Companies Incorporated is a leading supplier of innovative building envelope products and solutions for more energy efficient buildings. Through its building products businesses – Carlisle Construction Materials ("CCM") and Carlisle Weatherproofing Technologies ("CWT") – and family of leading brands, Carlisle delivers innovative, labor-reducing and environmentally responsible products and solutions to customers through the Carlisle Experience. Carlisle is committed to generating superior shareholder returns and maintaining a balanced capital deployment approach, including investments in our businesses, strategic acquisitions, share repurchases and continued dividend increases. Leveraging its culture of continuous improvement as embodied in the Carlisle Operating System ("COS"), Carlisle has committed to achieving net-zero greenhouse gas emissions by 2050.
Contact:     Mehul Patel
        Vice President, Investor Relations
        Carlisle Companies Incorporated
        (310) 592-9668
mpatel@carlisle.com